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                                                                    EXHIBIT 11.1


                        DIAMOND MULTIMEDIA SYSTEMS, INC.

         STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE

                     (in thousands, except per share data)


                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                                 ------------------------
                                                                   1997           1996
                                                                 -------          -------
Weighted average common shares outstanding for period             34,179           34,493

Dilutive employee stock options                                       --              849
                                                                 -------          -------

Shares used in per share calculations                              34,179          35,342
                                                                 ========        ========

Net income (loss)                                                ($5,951)         $11,194

Net income (loss) per share                                       ($0.17)           $0.32
                                                                  =======        ========


The difference between the calculation of net income (loss) per share calculated on the primary and fully diluted basis is not material.